                                                              September 18, 2006

VIA EDGAR

Michael Moran
Branch Chief
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

                  G. WILLI-FOOD INTERNATIONAL LTD.
                  FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005
                  FILED MAY 31, 2006
                  FILE NO. 0-29256

Dear Mr. Moran:

In connection with the comments raised by the Staff in its comment letter dated
August 25, 2006 with respect to the Form 20-F of G. Willi-Food-International
Ltd. ("Willi-Food") for the year ended December 31, 2005, the Company hereby acknowledges the following:

     o    The Company is responsible for the adequacy and accuracy of the disclosure in this filing;

     o    Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

     o    The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

If you have any questions or concerns, please call the undersigned at
972-8-932-2233.

                           Very truly yours,

                           G. WILLI-FOOD INTERNATIONAL LTD.

By: /s/ Joseph Williger                        By: /s/ Gil Hochboim
-----------------------                        --------------------
Name: Joseph Williger                          Name: Gil Hochboim
Title: Chief Executive Officer                 Title: Chief Financial Officer